Exhibit 99.0

For Immediate Release	Contacts:	News Media	Securities Analysts
		Jules Andres	Dianne Douglas
		310-252-3529	310-252-2703
		Jules.Andres@mattel.com	Dianne.Douglas@mattel.com

MATTEL ANNOUNCES ADDITIONAL $250 MILLION

SHARE REPURCHASE AUTHORIZATION

EL SEGUNDO, Calif., March 22, 2005 – Mattel, Inc. [NYSE:MAT] announced today that the Mattel Board of Directors has authorized the company to increase its previously announced share repurchase program by an additional $250 million. Repurchases will take place from time to time, depending on market conditions.

“The Mattel Board of Directors has demonstrated its commitment to a balanced return of excess funds to shareholders through annual cash dividends and share repurchases,” said Robert A. Eckert, chairman and CEO of Mattel. “We plan to continue utilizing a disciplined and opportunistic decision-making process in the deployment of cash in an effort to generate value for our shareholders.”

The share repurchase program is one component of the company’s capital and investment framework, which was announced in February 2003. Under this program, Mattel has repurchased 27.4 million shares of common stock for an aggregate of $499.6 million and there is $0.4 million remaining under the previously announced program.

About Mattel

Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products, including Barbie®, the most popular fashion doll ever created. The Mattel family is comprised of such best-selling brands as Hot Wheels®, Matchbox®, American Girl® and Tyco® R/C, as well as Fisher-Price brands (www.fisher-price.com), including Little People®, Rescue Heroes®, Power Wheels® and a wide array of entertainment-inspired toy lines. With worldwide headquarters in El Segundo, Calif., Mattel employs more than 25,000 people in 42 countries and sells products in more than 150 nations throughout the world. The Mattel vision is to be the world’s premier toy brands — today and tomorrow.

Note: Forward-looking statements with respect to the financial condition, results of operations and business of the company are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company’s dependence on the timely development, manufacture, introduction and customer acceptance of new products; the seasonality of the toy business; customer concentration and pricing; significant changes in buying and payment patterns of major customers, including as a result of bankruptcy and store closures; adverse changes in general economic conditions in the U.S. and internationally, including adverse changes in the retail environment, employment and the stock market; order predictability and supply chain management; the impact of competition, including from private label toys, on revenues and margins; the supply and cost of raw materials (including oil and resin prices), components, employee benefits and various services; the effect of currency exchange rate fluctuations on reportable income; risks associated with acquisitions and mergers; the possibility of product recalls and related costs; risks associated with foreign operations; negative results of litigation, governmental proceedings or environmental matters; possible work stoppages, slowdowns or strikes; possible outbreaks of SARS or other diseases; political developments and the threat or occurrence of war or terrorist acts; the possibility of catastrophic events; the inherent risk of new initiatives and other risks and uncertainties as may be detailed from time to time in the company’s public announcements and SEC filings. This release contains forward-looking statements about returns of funds to shareholders, the decision-making process regarding capital deployment and maximizing value for shareholders. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

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